EXHIBIT 99.2

SECOND AMENDMENT
TO ROCKDALE RESOURCES CORPORATION
CONVERTIBLE SECURED PROMISSORY NOTES

This Amendment to Rockdale Resources Corporation Convertible Secured Promissory Notes (the "Amendment") is entered by and between Petrolia Energy Corporation formally Rockdale Resources Corporation, a Texas corporation (the "Company") and Rick Wilber ("Holder"), effective as of December 31, 2016 (the "Effective Date").
WHEREAS, The Companies shareholders have approved resolutions at the Shareholders meeting held on April 14, 2016 changing then domicile of the Company from Colorado to Texas and the name of the Company to Petrolia Energy Corporation. These changes in no way affect the assets or liabilities of the Company and specifically the liabilities noted herein.
WHEREAS, the Company and Holder previously signed and entered into a Convertible Secured Promissory Note on June 17, 2013, in the original principal amount of $350,000.00; and
WHEREAS, the Company and Holder previously signed and entered into an Amended and Restated Convertible Secured Promissory Note on December 30, 2013, in the original principal amount of $200,000.00;
WHEREAS, the HOLDER is the current owner and holder of the above described two (2) promissory notes (collectively, herein called the "Notes"); and
WHEREAS, the Company and Holder previously executed an amendment to the convertible secured promissory Notes dated June 30, 2016 extending the maturity of the notes to December 31,2016 and modifying certain provisions of the Notes all of which are incorporated into this document for all intents and purposes,
NOW THEREFORE, for value received, the Company and the Holder hereby mutually agree to amend the Notes and the First Amendment to the Notes, as more particularly set forth below:
1.	The maturity date of both Notes is and shall be extended to June 30, 2017.
2.
The Company shall make the interest payments on the consolidated principal balance of the Notes on December 31,2016 and then at the rate of 10% per annum on March 31, 2017 and from March 31, 2017 to June 31, 2017 at the rate of 12% per annum.

3.
If at any time prior to June 30, 2017, the Company pays to Holder the principal amount of $500,000.00 on the Notes (together with all accrued interest), the Company shall automatically receive a discount of $50,000.00 on the principal amount, thereby automatically reducing the principal amount of the Notes from $550,000.00 to $500,000.00.

4.
Upon execution of this Second Amendment, the Company will issue new warrants to the Holder providing for the purchase of 500,000 shares of common stock at $.15 cents per share at any time for the following five (5) years from date of issuance of the new warrants.

Additionally, beginning January 31, 2017 and each month thereafter that the Notes remain unpaid the Company shall issue additional warrants to the Holder providing for the purchase of 80,000 shares of common stock for a period of five years at a price of $.15 cents per share.
5.
If the Company fails to pay to the Holder the principal amount of $550,000.00 prior to June 30, 2017, this amendment shall be null and void, and the original terms of the original Notes shall be reinstated, meaning both Notes will be past due and bear interest at the default rate provided in the Notes. Additionally, the Holder shall be entitled to receive new warrants equal to and under the same terms and provisions as provided for in the original Notes.

6.
This Amendment embodies the entire agreement between the Company and the Holder with respect to the amendment of the Notes. In the event of any conflict or inconsistency between the provisions of the Notes and this Amendment, the provisions of this Amendment shall control and govern.

7.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Notes are and shall remain in full force and effect.
8.
Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner whatsoever impair the Notes, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

9.
This Amendment may be executed in counterparts, but all counterparts shall constitute one and the same document. Electronic or facsimile signatures on this Amendment shall be accepted and deemed valid for all purposes as if an original signed signature.

IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment, effective as of the Effective Date, defined above.

PETROLIA ENERGY CORPORATION

Name:

/s/Paul Deputy	12/27/16
Paul Deputy	Date
Petrolia Energy CFO

/s/Rick Wilber	12/17/16
Rick Wilber	Date